UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                 -------------------------------

                            FORM 8-K

                 -------------------------------

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


        September 30, 1995                            0-14871
   (Date of earliest report)                  (Commission File Number)




                          ML MEDIA PARTNERS, L.P.
          (Exact name of registrant as specified in its charter)




                 Delaware                            13-3321085
   (State or other jurisdiction              (I.R.S. Employer
  of incorporation or organization)          Identification Number)




    World Financial Center, South Tower, New York, New York 10080-6114
            (Address of Principal Executive Offices) (Zip Code)



                                 (212) 236-6472
           (Registrant's telephone number, including area code)




                                     N/A
      (Former name or former address, if changed since last report.)









Item 2.  Acquisition or Disposition of Assets.

     On September 30, 1995, ML Media Partners, L.P. (the "Partnership") completed the previously reported sale to KATC Communications, Inc. (the "Buyer") of substantially all of the assets used in the operations of the Partnership's television station KATC-TV, Lafayette, Louisiana (the "Station"), other than cash and accounts receivable. The Buyer did not assume the accounts payable or other liabilities of the Station and the Partnership will remain liable for such liabilities. The purchase price for the assets was $24.5 million. Proceeds of the sale will be applied to repay in full the remaining bank indebtedness of approximately $6.0 million secured by the assets of the Station and to pay (or reserve for payment) expenses and liabilities relating to the sale (the amount of which cannot be presently determined) as well as other debts and obligations of the Partnership, including deferred fees and expenses owed to the General Partner. The amount and timing of a distribution of the remaining proceeds, if any, from the sale of the Station will be made in accordance with the terms of the Partnership's Partnership Agreement. In addition, with respect to assignments of Partnership Interests recognized by the Partnership after the close of business on September 30, 1995 and effective for the period commencing on October 1, 1995, Assignees will not be entitled to a distribution of cash, if any, related to the sale of the Station.

     The Asset Purchase Agreement is attached as an exhibit to the Current Report on Form 8-K filed with respect to the execution of the Asset Purchase Agreement on June 1, 1995.


Item 7(b).     Financial Statements and Exhibits - Pro Forma
               Financial Information.

     Pro forma financial information relative to the sale of the Station was not available at the time of filing this Current
Report on Form 8-K. Pro forma information will be filed as soon as practicable.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         ML MEDIA PARTNERS, L.P.

                         BY:  MEDIA MANAGEMENT PARTNERS, its
                              general partner

                         BY:  RP MEDIA MANAGEMENT, a general
                              partner

                         BY:  IMP MEDIA MANAGEMENT, INC.,
                              its managing general partner


                         By:  /s/ Elizabeth McNey Yates
                              Elizabeth McNey Yates
                              Vice President



Dated:  October 2, 1995